Exhibit 3.3
ELIMINATION OF
CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.01,
OF
US FOODS HOLDING CORP.

The undersigned, Stephanie D. Miller, being the Corporate Secretary of US FOODS HOLDING CORP., a Delaware corporation (the “Company”), does hereby certify that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting of the Board of Directors of the Company (the “Board”), held on August 3, 2023, the Board adopted the following resolutions in accordance with Section 141 of the DGCL.

WHEREAS, on May 4, 2020, the Company filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”), par value $0.01 per share (the “Series A Preferred Stock”), providing for the issuance of up to 1,000,000 shares of Series A Preferred Stock;

WHEREAS, on May 26, 2023, following the conversion of all outstanding Series A Preferred Stock by the holders thereof, there were no shares of Series A Preferred Stock outstanding; and

WHEREAS, the Board has determined it is advisable and in the best interests of the Company and its stockholders to eliminate all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock from the Certificate of Corporation of the Company;

NOW, THEREFORE, BE IT RESOLVED, that no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued subject to the Certificate of Designations;

RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized, directed and empowered to take any and all actions as such officers deem necessary and appropriate to eliminate the Series A Preferred Stock, including to execute and cause to be filed on behalf of the Company, a certificate of Elimination of the Certificate of Designations with the Delaware Secretary of State (the “Certificate of Elimination”);

RESOLVED FURTHER, that when the Certificate of Elimination becomes effective upon acceptance by the Delaware Secretary of State, it shall have the effect of eliminating from the Certification of Incorporation all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock;

RESOLVED FURTHER, that when the Certificate of Elimination becomes effective upon acceptance by the Delaware Secretary of State, the 1,000,000 shares formerly designated as Series A Preferred Stock shall return to the status of authorized but unissued, undesignated shares of Preferred Stock available for issuance as hereafter determined by the Board;

RESOLVED FURTHER, that the Board shall provide the Secretary of the Company with a copy of the Certificate of Elimination certified by the Delaware Secretary of State to be inserted in the corporate minute book; and

RESOLVED FURTHER, that the officers of the Company, and any of them, be, and they hereby are, authorized, empowered and directed for and on behalf of the Company and in its name to execute, deliver and cause the performance of all such further documents and to take all such further actions as such officers, or any of them, may in their discretion deem necessary, appropriate or advisable in order to carry out and perform the intent of the foregoing resolutions, the execution and delivery of such documents, and the taking of any such action to conclusively evidence the authorization thereof by the Company.

IN WITNESS WHEREOF, this Certificate of Elimination of the Certificate of Designations of Series A Convertible Preferred Stock of US Foods Holding Corp. has been executed by a duly authorized officer of the Company on this 3rd day of November 2023.

By:	/s/ Stephanie D. Miller
Name:	Stephanie D. Miller
Title:	Corporate Secretary